Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIOD ENDED MARCH 31, 2026

LITTLE ELM, TEXAS, May 15, 2026 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $7.2 million for the first three months of 2026 and an operating loss of $6.2 million for the period, as compared to total net sales for the same period last year of $8.3 million and an operating loss of $4.7 million.

In the first quarter of 2026, a larger proportion of international sales and an increase in EasyPoint® needle sales contributed to lower overall revenues despite unit sales increasing slightly.

In the first three months of 2026, we spent less than $12 thousand on tariff expenses, a large decrease compared to prior periods. The decrease is attributable to ongoing mitigation efforts, including strategic sourcing decisions and increased domestic production. We produced 39% of our products domestically in the first quarter of 2026.

In the first quarter of 2026, operating expenses increased 14% or $655 thousand. However, approximately $900 thousand of our operating expenses in the first quarter 2026 are attributable to non-recurring consulting expenses and charitable product donations.

In April 2026, the Company reduced its workforce by approximately 16%. The reduction is expected to save an estimated $2.2 million in annual wages and employment benefits, or approximately 13% of total estimated workforce costs. The expected savings are offset by one-time separation payments of approximately $122 thousand to the affected workers.

For the three months ended March 31, 2026, our net loss was $4.2 million.

Retractable reports the following results of operations for the three months ended March 31, 2026 and 2025, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on May 15, 2026 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended March 31, 2026 and March 31, 2025

Domestic sales accounted for 82.9% and 89.6% of total revenues for the three months ended March 31, 2026 and 2025, respectively. Domestic revenues decreased 20.0%, while domestic unit sales decreased 11.5%. Domestic unit sales represented 72.1% of total unit sales for the three months ended March 31, 2026 compared to 84.9% for the same period last year. The decrease in sales was not proportional to the decrease in unit sales, primarily due to a decrease in average selling price, which was due to change in product mix and higher transaction costs associated with distributor agreements.

International revenues for the three months ended March 31, 2026 increased 42.4% compared to the same period in 2025. The increase in international sales was primarily driven by increase in EasyPoint® needle sales. Traditionally, international sales carry lower average selling prices compared to our domestic sales. There remains uncertainty regarding the timing of future international orders.

Overall, units sales increased 3.6%.

Cost of manufactured product decreased 3.1% compared to the same period last year primarily due to a decrease in freight and tariff expense. Royalty expense decreased 7.0% due to the decrease in gross sales.

Tariffs may continue to materially impact our costs in future periods. Approximately $11.6 thousand was spent on tariff expenses in the first quarter of 2026. The reduction in tariff costs compared to prior periods is attributable to ongoing mitigation efforts, including strategic sourcing decisions and increased domestic production. These costs are included in Cost of manufactured product.

Operating expenses increased 14.0% primarily due to increased donation expense.

The loss from operations was $6.2 million compared to a loss of approximately $4.7 million for the same period last year. The increase in loss from operations was primarily driven by negative gross margin for the period and higher donation expense.

The unrealized gain on debt and equity securities was $192 thousand for the three month period ended March 31, 2026 due to the increased market values of those securities. In contrast, there was a material unrealized loss on debt and equity securities of $7.2 million for the three month period ended March 31, 2025.

The provision for income taxes was $1.8 thousand as compared to a benefit for income taxes of $286 thousand for the same period in 2025. The change is primarily due to a decrease in net loss in the current period.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; oil prices; material changes in demand; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer